Exhibit 99.1

Contact: Kevin Bordosky Senior Director, Investor Relations (281) 647-4035

Diamond Offshore Announces Third Quarter 2022 Results and

$429 Million Project Award in Brazil

•	Ocean Courage Awarded 4-Year Project

•	Performance Bonus on First Well for Ocean BlackHawk

•	$20 Million Increase in Revenue and $3 Million Increase in EBITDA

•	Ocean GreatWhite Commences Reactivation

HOUSTON, November 7, 2022 — Diamond Offshore Drilling, Inc. (NYSE: DO) today reported the following results for the third quarter of 2022:

	Three Months Ended
Thousands of dollars, except per share data	September 30, 2022	June 30, 2022
Total revenues	$226,073	$205,702
Operating loss	(7,575)	(9,763)
Adjusted EBITDA	18,421	15,245
Net income (loss)	5,510	(21,929)
Income (loss) per diluted share	$0.05	$(0.22)

Diamond Offshore also announced it received notification of award of a new drilling program with Petrobras in Brazil for the Ocean Courage. The Ocean Courage was awarded a four-year project with an unpriced option for an additional four years. The total estimated value of the firm term of the award is approximately $429 million, including a mobilization fee and the provision of certain additional services. The new contract is expected to be signed imminently and commence late in the fourth quarter of 2023 after conclusion of the rig’s current contract and new contract preparations.

Bernie Wolford, Jr., President and Chief Executive Officer, stated “This award is a testament to the exceptional performance of our crews and allows Diamond to continue serving the world’s largest operator of deepwater drilling rigs. This program is in addition to the $1.6 billion of backlog we reported as of October 1, 2022.”

Third Quarter Results

Contract drilling revenue for the third quarter totaled $190 million compared to $177 million in the second quarter of 2022. The increase in revenue was primarily driven by the Ocean BlackHawk beginning work in Senegal during the quarter, the Ocean Apex and Ocean Patriot both benefitting from a full quarter of utilization, and the Ocean Patriot operating under terms of a contract extension with a favorable dayrate increase. These increases in contract drilling revenue were partially offset by the Ocean Onyx completing its contract in Australia and currently being stacked in Western Australia while the Company continues to pursue prospects in the region. Contract drilling expense for the third quarter increased by 9%, reflecting a higher operating cost structure for the Ocean BlackHawk in Senegal as well as the commencement of reactivation activities for the Ocean GreatWhite.

Net income for the quarter was $5.5 million, inclusive of a $23 million non-cash tax benefit, as compared to a net loss of $22 million in the prior quarter.

Operational Highlights

During the quarter, the Company’s fleet continued to perform well, improving to 97.3% revenue efficiency. The Ocean BlackHawk earned a performance bonus upon completion of its first well in Senegal. In addition, the Company continued to make sequential improvements in safety performance, with no lost-time-incidents.

In October, the managed drillship Vela commenced a one-well contract in the Gulf of Mexico to be followed by a five-well, or minimum 225-day duration, contract with options for up to seven wells.

Liquidity and Outlook

As of September 30, 2022, Diamond Offshore had total liquidity of $296 million, comprised of $23 million of unrestricted cash and $273 million of available capacity on its revolving credit facility and delayed draw First Lien Notes.

Remarking on the outlook for the offshore drilling market, Wolford commented, “Market fundamentals continue to improve in our industry, driving improved dayrates and growing visibility of future demand.”

CONFERENCE CALL

A conference call to discuss Diamond Offshore’s earnings results has been scheduled for 8:00 a.m. Central Time on Tuesday, November 8, 2022. A live webcast of the call will be available online on the Company’s website, www.diamondoffshore.com. Participants who want to join the call via telephone or want to participate in the question-and-answer session may register here to receive the dial-in numbers and unique PIN to access the call. An online replay will also be available on www.diamondoffshore.com following the call.

ABOUT DIAMOND OFFSHORE

Diamond Offshore is a leader in offshore drilling, providing innovation, thought leadership and contract drilling services to solve complex deepwater challenges around the globe. Additional information and access to the Company’s SEC filings are available at http://www.diamondoffshore.com/.

FORWARD-LOOKING STATEMENTS

Statements contained in this press release and statements made in the referenced conference call that are not historical facts are “forward-looking statements” within the meaning of

Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, any statement that may project, indicate or imply future results, events, performance or achievements, including statements relating to future financial results; future recovery in the offshore contract drilling industry; expectations regarding the Company’s plans, strategies and opportunities; expectations regarding the Company’s business or financial outlook; future borrowing capacity and liquidity; expected utilization, dayrates, revenues, operating expenses, rig commitments and availability, cash flows, contract status, terms and duration, contract backlog, capital expenditures, insurance, financing and funding; the effect, impact, potential duration and other implications of the ongoing COVID-19 pandemic; the offshore drilling market, including supply and demand, customer drilling programs, repricings, stacking of rigs, effects of new rigs on the market and effect of the volatility of commodity prices; expected work commitments, awards and contracts; future operations; increasing regulatory complexity; general market, business and industry conditions, trends and outlook; and general political conditions, including political tensions, conflicts and war. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. A discussion of certain of the risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in Item 1A “Risk Factors” in the Company’s most recent annual report on Form 10-K and the Company’s other reports filed with the Securities and Exchange Commission, and readers of this press release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website at www.diamondoffshore.com. These risk factors include, among others, risks associated with worldwide demand for drilling services, levels of activity in the oil and gas industry, renewing or replacing expired or terminated contracts, contract cancellations and terminations, maintenance and realization of backlog, competition and industry fleet capacity, impairments and retirements, operating risks, litigation and disputes, permits and approvals for drilling operations, the COVID-19 pandemic and related disruptions to the global economy, supply chain and normal business operations across sectors and countries, changes in tax laws and rates, regulatory initiatives and compliance with governmental regulations, casualty losses, and various other factors, many of which are beyond the Company’s control. Given these risk factors and other considerations, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	September 30, 2022	June 30, 2022
Revenues:
Contract drilling	$189,861	$176,879
Revenues related to reimbursable expenses	36,212	28,823

Total revenues	226,073	205,702

Operating expenses:
Contract drilling, excluding depreciation	155,567	142,150
Reimbursable expenses	35,765	28,554
Depreciation	26,069	25,693
General and administrative	16,320	19,753
Gain on disposition of assets	(73)	(685)

Total operating expenses	233,648	215,465

Operating loss	(7,575)	(9,763)
Other income (expense):
Interest income	11	—
Interest expense	(10,364)	(10,103)
Foreign currency transaction gain	237	1,607
Other, net	172	(47)

Loss before income tax benefit (expense)	(17,519)	(18,306)
Income tax benefit (expense)	23,029	(3,623)

Net income (loss)	$5,510	$(21,929)

Income (loss) per share, Basic and Diluted	$0.05	$(0.22)

Weighted-average shares outstanding, Basic	100,875	100,108

Weighted-average shares outstanding, Diluted	102,273	100,108

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$22,650	$38,388
Restricted cash	38,592	24,341
Accounts receivable, net of allowance for credit losses	179,910	146,335
Prepaid expenses and other current assets	59,585	61,440
Asset held for sale	—	1,000

Total current assets	300,737	271,504
Drilling and other property and equipment, net of accumulated depreciation	1,143,268	1,175,895
Other assets	79,714	84,041

Total assets	$1,523,719	$1,531,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other current liabilities	$231,470	$232,762
Long-term debt	335,540	266,241
Noncurrent finance lease liabilities	135,777	148,358
Deferred tax liability	1,838	1,626
Other liabilities	88,905	114,748
Stockholders’ equity	730,189	767,705

Total liabilities and stockholders’ equity	$1,523,719	$1,531,440

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

Nine Months Ended September 30,
2022
Operating activities:
Net loss	$(50,773)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	78,714
Gain on disposition of assets	(4,802)
Deferred tax provision	(7,961)
Stock-based compensation expense	16,471
Contract liabilities, net	(19,725)
Contract assets, net	1,330
Deferred contract costs, net	(4,193)
Collateral deposits	17,479
Other assets, noncurrent	(547)
Other liabilities, noncurrent	(160)
Other	1,275
Net changes in operating working capital	(49,038)

Net cash used in operating activities	(21,930)

Investing activities:
Capital expenditures	(42,653)
Proceeds from disposition of assets, net of disposal costs	5,861

Net cash used in investing activities	(36,792)

Financing activities:
Borrowings under credit facility	69,000
Principal payments of finance lease liabilities	(11,765)

Net cash provided by financing activities	57,235

Net change in cash, cash equivalents and restricted cash	(1,487)
Cash, cash equivalents and restricted cash, beginning of period	62,729

Cash, cash equivalents and restricted cash, end of period	$61,242

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

AVERAGE DAYRATE, UTILIZATION AND OPERATIONAL EFFICIENCY

(Dayrate in thousands)

TOTAL FLEET
Third Quarter 2022			Second Quarter 2022
Average Dayrate (1)	Utilization (2)	Revenue Efficiency (3)	Average Dayrate (1)	Utilization (2)	Revenue Efficiency (3)
$235	68%	97.3%	$228	57%	96.3%

(1)

Average dayrate is defined as total contract drilling revenue for all of the rigs in our fleet (including managed rigs) per revenue-earning day. A revenue-earning day is defined as a 24-hour period during which a rig earns a dayrate after commencement of operations and excludes mobilization, demobilization and contract preparation days.

(2)	Utilization is calculated as the ratio of total revenue-earning days divided by the total calendar days in the period for all rigs in our fleet (including managed and cold-stacked rigs).
(3)	Revenue efficiency is calculated as actual contract drilling revenue earned divided by potential revenue, assuming a full dayrate is earned.

Non-GAAP Financial Measures (Unaudited)

To supplement the Company’s unaudited condensed consolidated financial statements presented on a basis in conformity with generally accepted accounting principles in the United States (GAAP), this press release provides investors with adjusted earnings before interest, taxes and depreciation and amortization (or Adjusted EBITDA), which is a non-GAAP financial measure. Management believes that this measure provides meaningful information about the Company’s performance by excluding certain items that may not be indicative of the Company’s ongoing operating results. This allows investors and others to better compare the Company’s financial results across previous and subsequent accounting periods and to those of peer companies and to better understand the long-term performance of the Company. Non-GAAP financial measures should be considered a supplement to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling expense, operating income or loss, cash flows from operations or other measures of financial performance prepared in accordance with GAAP.

Reconciliation of Loss Before Income Tax Benefit (Expense) to Adjusted EBITDA:

(In thousands)

	Three Months Ended
	September 30, 2022	June 30, 2022
As reported loss before income tax benefit (expense)	$(17,519)	$(18,306)
Interest expense	10,364	10,103
Interest income	(11)	—
Foreign currency transaction gain	(237)	(1,607)
Depreciation	26,069	25,693
Gain on disposition of assets	(73)	(685)
Other, net	(172)	47

Adjusted EBITDA	$18,421	$15,245